                                                                      Exhibit 12


                 OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

          Computation of Ratio of Earnings to Fixed Charges (Unaudited)
                                  (In millions)


                                                               Three Months
                                                              Ended March 31,
                                                            -------------------
                                                             2000          1999
                                                            -----         -----
Earnings:
Income from continuing operations before taxes              $31.2         $ 3.5
Add (deduct):
   Interest capitalized, net of amortization                  0.1          (0.1)

   Fixed charges as described below                           6.7           6.3
                                                            -----         -----
         Total                                              $38.0         $ 9.7
                                                            =====         =====

Fixed Charges:
   Interest expense                                         $ 3.9         $ 3.8

   Estimated interest factor in rent expense                  2.8           2.5
                                                            -----         -----
         Total                                              $ 6.7         $ 6.3
                                                            =====         =====


Ratio of earnings to fixed charges                            5.7           1.5
                                                            =====         =====